Exhibit 99.2

June 1, 2010
To:           United Mortgage Trust Shareholders
Re:	Amendment to the United Mortgage Trust Share Redemption Plan

To Our Shareholders,

As you know, our Share Redemption Plan (“SRP”) is intended to provide limited liquidity for shareholders wishing to sell their shares while safeguarding the interests of remaining shareholders. We last amended and restated the SRP effective May 1, 2009. One of the changes made at that time, which appears in Question #9 of the SRP, was to introduce the concept of a “hardship redemption”. A hardship redemption would permit the waiver of the one-year holding period so a shareholder demonstrating the existence of the conditions for hardship could have his or her shares redeemed. The SRP sets forth three situations that are deemed to constitute hardship, with one of them being “exigent circumstances.”

We have had experience with the hardship provisions now for several months and, as we all know from daily news reports, economic circumstances continue to evolve. In response to our experience and the changing economic circumstances, our Board of Trustees have determined that it would  be prudent and in the best interest of all of the shareholders to amend the “exigent circumstances” to limit them to  “expenses related to the medical care of either an investor or an investor's dependent, who resides with the investor.”  “Dependent” is defined as a relative no more remote than a first cousin with no means of income who resides full time with the shareholder.   Furthermore, total quarterly share redemptions based on hardship requests will be limited to the net proceeds of the prior quarter’s Dividend Reinvestment Plan or other such amounts approved by our Board of Trustees from time to time. The amendment also provides that the Trustees may rely on the accuracy of the representations provided by the person(s) requesting redemption.

Our Trustees believe this amendment is appropriate to protect share value for all shareholders and to clarify when “exigent circumstances” will be deemed to exist.

We also made a minor amendment to Question #15 of our Dividend Reinvestment Plan to clarify that participants should retain their final dividend reinvestment statement to evidence the number of shares owned due to the lack of certificated shares.

The complete amended answer to Question #9 of the SRP is described in our enclosed report on Form 8-K. The Form 8-K also includes our entire SRP and Dividend Reinvestment Plan for completeness.

We appreciate your support and continued confidence in the United Mortgage Trust team.

Sincerely,

Todd Etter
Chairman, UMT Holdings, LP